Exhibit 16.1

Tel: +44 (0)20 7486 5888 Fax: +44 (0)20 7487 3686 DX 9025 West End W1 www.bdo.co.uk	55 Baker Street London W1U 7EU

Private and Confidential

Securities and Exchange Commission	28 November 2016
100 F Street N.E.
Washington D.C. 20549	Our ref: 0011282016/GH/GPD
United States of America

Dear Sirs:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 22, 2016, to be filed by our former client, Rasna Therapeutics, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours

BDO LLP